EXHIBIT 99.1

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PRESS RELEASE

October 31, 2003
For Immediate Release

For Further Information Contact:  Barry Backhaus
                                  First Federal Bankshares, Inc.
                                  329 Pierce Street, P.O. Box 897
                                  Sioux City, IA  51102
                                  712.277.0200


              FIRST FEDERAL BANKSHARES ANNOUNCES QUARTERLY RESULTS

Sioux City, Iowa. First Federal Bankshares, Inc. (the "Company") (Nasdaq National Market - "FFSX") reported net earnings of $1.5 million, or diluted earnings per share of $0.41, for the three months ended September 30, 2003, an increase of $350,000, or 29.5%, from net earnings of $1.2 million, or diluted earnings per share of $0.29, for the three months ended September 30, 2002.

Net interest income before provision for loan losses decreased by $289,000, or 5.9%, to $4.6 million for the three months ended September 30, 2003 from $4.9 million for the three months ended September 30, 2002. The Company's net yield on average interest-earning assets decreased by 10 basis points to 3.30% for the three months ended September 30, 2003 from 3.40% for the three months ended September 30, 2002. The average yield on interest-earning assets decreased by 87 basis points to 5.71% for the three months ended September 30, 2003 from 6.58% for the three months ended September 30, 2002 as market interest rates remained at historically low levels. The decrease in the average yield on interest-earning assets was partially offset by a decrease of 87 basis points in the average cost of interest-bearing liabilities to 2.51% for the three months ended September 30, 2003 from 3.38% for the three months ended September 30, 2002.

Provision for loan loss expense totaled $525,000 and $830,000, respectively, for the three months ended September 30, 2003 and 2002. Non-performing loans decreased to $5.2 million, or 1.15% of total loans at September 30, 2003, from $6.8 million, or 1.63% of total loans at September 30, 2002. Net interest income after provision for loan losses totaled $4.1 million for each of the three month periods ended September 30, 2003 and 2002.

Noninterest income increased by $260,000, or 12.5%, to $2.3 million for the quarter ended September 30, 2003 from $2.1 million for the quarter ended September 30, 2002. The increase in noninterest income was largely due to increases in fees and services charges. Fees and service charge income increased by $222,000, or 18.9%, to $1.4 million for the three months ended September 30, 2003 from $1.2 million for the three months ended September 30, 2002. The increase in fees and services was largely due to an increase in overdraft activities on retail accounts and the resulting service fees assessed. In addition, fee income related to the sustained volume of loan origination activity in the continued low market interest rate environment contributed to the increase. The increase in fees and service charges was partly offset by a loss on sale of securities that totaled $32,000 for the three months ended September 30, 2003.

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Noninterest  expense  decreased  by $271,000,  or 6.2%,  to $4.1 million for the three months ended September 30, 2003 from $4.4 million for the three months ended September 30, 2002. The decrease in noninterest expense was partly due to a decrease in expense for the amortization of mortgage servicing assets. Such amortization expense totaled $90,000 for the three months ended September 30, 2002, while no expense was recorded for the three months ended September 30, 2003 since these assets had been fully amortized. In addition, losses on disposal of repossessed assets and other professional and general expenses of the Company decreased for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002.

Earnings before income taxes increased by $548,000, or 30.8%, to $2.3 million for the three months ended September 30, 2003 from $1.8 million for the three months ended September 30, 2002. Taxes on income totaled $787,000, or an effective tax rate of 33.8%, for the three months ended September 30, 2003 and $590,000, or an effective tax rate of 33.2%, for the three months ended September 30, 2002.

Assets totaled $641.7 million, $627.9 million and $640.5 million, respectively, at September 30, 2003, June 30, 2003 and September 30, 2002. Book value per share increased to $18.50 at September 30, 2003 from $17.29 at September 30, 2002. Stockholders' equity to total assets was 10.88% and 11.13%, respectively, at September 30, 2003 and 2002. During the three months ended September 30, 2003 the Company repurchased 44,500 shares of its common stock at a cost of $865,000 to complete a repurchase program pursuant to which it repurchased 426,000 shares, or 10% of its issued and outstanding shares. The Company announced a new repurchase program in August 2003 under which it expects to repurchase up to 377,000 additional shares, or 10% of its issued and outstanding shares. The Company had 3,771,591 shares outstanding at September 30, 2003.

The Company's common stock is traded on the NASDAQ National Market under the symbol FFSX. The Company is headquartered in Sioux City, Iowa. First Federal Bank, the Company's bank subsidiary, operates ten offices in northwest Iowa, an office in South Sioux City, Nebraska, and five offices in central Iowa.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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



FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
          (Dollars in thousands)
                                                        September 30,   June 30,   September 30,
                                                             2003         2003         2002
                                                         ------------  ---------    ---------
ASSETS                                                   (Unaudited)               (Unaudited)
------
Cash and cash equivalents                                    30,937       34,287       24,080
Securities available-for-sale                                72,804       78,526       83,832
Securities held-to-maturity                                  29,211       44,505       59,857
Loans receivable, net                                       450,409      415,267      416,421
Office property and equipment, net                           13,525       13,166       13,581
Federal Home Loan Bank stock, at cost                         7,574        5,707        5,707
Accrued interest receivable                                   2,730        2,488        2,814
Goodwill                                                     18,524       18,524       18,524
Other assets                                                 16,002       15,409       15,704
                                                         ------------  ---------    ---------
   Total assets                                           $ 641,716    $ 627,879    $ 640,520
                                                         ============  =========    =========

LIABILITIES
-----------
Deposits                                                    442,852      448,944      454,236
Advances from FHLB and other borrowings                     122,599      102,387      107,429
Advance payments by borrowers for taxes and insurance           724        1,459          962
Accrued interest payable                                      1,912        1,795        3,547
Accrued expenses and other liabilities                        3,842        3,633        3,035
                                                         ------------  ---------    ---------
   Total liabilities                                        571,929      558,218      569,209

STOCKHOLDERS' EQUITY
--------------------
Common stock, $.01 par value                                     49           49           49
Additional paid-in capital                                   36,663       36,537       36,296
Retained earnings, substantially restricted                  49,147       47,901       44,408
Treasury stock, at cost - 1,135,766, 1,088,466 and
  753,764 shares, respectively, at September 30, 2003,
  June 30, 2003 and September 30, 2002                      (15,155)     (14,265)      (8,797)
Accumulated other comprehensive income                          286          710          776
Unearned ESOP                                                (1,150)      (1,186)      (1,293)
Unearned RRP                                                    (53)         (85)        (128)
                                                         ------------  ---------    ---------
   Total stockholders' equity                                69,787       69,661       71,311
                                                         ------------  ---------    ---------
   Total liabilities and stockholders' equity             $ 641,716    $ 627,879    $ 640,520
                                                         ============  =========    =========
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


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited)                                  Three months ended
                                                                September 30,
                                                           -----------------------
                                                              2003          2002
                                                           ----------     --------
                                                           (Dollars in thousands)

Total interest income                                        $  7,962     $ 9,487
Total interest expense                                          3,355       4,591
                                                           ----------     --------
Net interest income before provision                            4,607       4,896
Less: provision for loan losses                                   525         830
                                                           ----------     --------
Net interest income after provision                             4,082       4,066
Noninterest income                                              2,347       2,087
Noninterest expense                                            (4,104)     (4,375)
                                                           ----------     --------
Income before taxes                                             2,325       1,778
Taxes on income                                                   787         590
                                                           ----------     --------
Reported net earnings                                         $ 1,538     $ 1,188
                                                           ==========     ========
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


FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                (Unaudited)
                                                          At or for the three months
                                                              ended September 30,
                                                          --------------------------
Financial condition data:                                     2003          2002
-------------------------                                  ----------     --------
       (Dollars in thousands, except per share amounts)
Average interest-earning assets                            $ 559,620      $576,763
Average interest-bearing liabilities                         534,038       543,465
Net average earning assets                                    25,582        33,298
Average interest-earning assets to
  average interest-bearing liabilities                        104.79%       106.13%
Non-performing loans                                       $   5,238      $  6,779
Non-performing loans to total loans                             1.15%         1.63%
Non-performing assets                                          5,867         7,234
Non-performing assets to total assets                           0.91%         1.13%
Allowance for loan losses                                      4,908         4,503
Allowance for loan losses to total loans                        1.08%         1.07%
Shareholders' equity to assets                                 10.88%        11.13%


Selected operating data: (1)
----------------------------
Return on average assets                                         0.95%        0.74%
Return on average equity (2)                                     8.79%        6.62%
Net interest rate spread                                         3.19%        3.20%
Net yield on interest-earning assets (3)                         3.30%        3.40%
Efficiency ratio (4)                                            58.67%       62.60%
--------------------------------------------

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     (1)  Annualized except for efficiency ratio.
     (2)  Net  income  divided  by  average  equity  capital  excluding  average unrealized gains on available-for-sale securities.
     (3)  Net interest income divided by average interest-earning assets.
     (4)  Noninterest  expense divided by net interest  income before  provision for loan losses plus noninterest  income,  less gain (loss) on sale of other real estate owned, less gain (loss) on sale of investments, less gain (loss) on sale of fixed assets.


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

Per share data:
---------------
Earnings per share:
   Basic                                                   $     0.42     $     0.30
   Diluted                                                 $     0.41     $     0.29
Book value per share                                       $    18.50     $    17.29
Market price per share:
  High for the period                                      $    22.60     $     14.57
  Low for the period                                       $    17.55     $    11.76
  Close at end of period                                   $    22.10     $    14.34
Cash dividends declared per share                          $     0.08     $     0.08
Weighted-average common shares outstanding:
   Basic                                                    3,640,117      4,009,213
   Diluted                                                  3,755,030      4,096,767
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